Red Mountain POS AM

Exhibit 5.2

February 21, 2014

Red Mountain Resources, Inc.

2515 McKinney Avenue

Suite 900

Dallas, Texas 75201

Re:	Red Mountain Resources, Inc. Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-186076)

Ladies and Gentlemen:

We have acted as counsel to Red Mountain Resources, Inc., a Texas corporation (the “Company”), the successor to Red Mountain Resources, Inc., a Florida corporation (the “Predecessor Registrant”), in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-186076) (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an indeterminate aggregate amount of securities (the “Securities”) up to a proposed aggregate offering price of $150 million consisting of (a) shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (b) shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), (c) the Company’s debt securities, in one or more series (the “Senior Debt Securities”), and the Company’s subordinated debt securities, in one or more series (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (d) the Company’s warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”) or (e) any combination of the foregoing, each such offering to be completed on the terms to be determined at the time of such offering. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the existence and entity power of each party to any agreement referred to herein other than the Company. As to various questions of fact relevant to

1

this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	With respect to Securities constituting Common Stock, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Common Stock, the terms of the offering thereof and related matters and (ii) such Common Stock has been duly issued and delivered, with certificates representing such Common Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form having been duly made in the share register of the Company, in accordance with the terms of any applicable definitive purchase, underwriting or similar agreement or, if such Common Stock is issuable upon exchange or conversion of Securities constituting Preferred Stock, the applicable certificate of designations therefor or, if such Common Stock is issuable upon exercise of Securities constituting Warrants, the applicable Warrant Agreement (defined below) therefor, in each case, against payment (or delivery) of the consideration therefor provided for therein, such Common Stock (including any Common Stock duly issued (a) upon exchange or conversion of any Securities constituting Preferred Stock that are exchangeable for or convertible into Common Stock or (b) upon exercise of any Securities constituting Warrants that are exercisable for Common Stock), will have been duly authorized and validly issued and will be fully paid and non-assessable.
2.	With respect to Securities constituting Preferred Stock, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Preferred Stock, the terms of the offering thereof and related matters, (ii) the Board of Directors of the Company or duly authorized committee thereof (the “Board”) has taken all necessary corporate action to designate and establish the terms of such Preferred Stock and has caused a certificate of designations with respect to such Preferred Stock to be prepared and filed with the Secretary of State of the State of Texas, and (iii) such Preferred Stock has been duly issued and delivered, with certificates representing such Preferred Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form having been duly made in the share register of the Company, in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement or, if such Preferred Stock is issuable upon exercise of Securities constituting Warrants, the applicable warrant agreement (the “Warrant Agreement”) with respect to such Warrants, in each case, against payment (or delivery) of the consideration therefor provided for
2

therein, such Preferred Stock (including any Preferred Stock duly issued upon exercise of any Securities constituting Warrants that are exercisable for Preferred Stock) will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)	We have assumed that, in the case of each offering and sale of Securities, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing such Securities; (iii) such Securities will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) unless such Securities constitute (a) Common Stock issuable upon exchange or conversion of Securities constituting Preferred Stock, or (b) Common Stock or Preferred Stock issuable upon exercise of Securities constituting Warrants, a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (v) at the time of the issuance of such Securities, the Company (a) will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (b) will have the necessary corporate power and due authorization, and the organizational or charter documents of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof; (vi) the terms of such Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of formation and bylaws of the Company, and the terms of such Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of any applicable law, regulation or administrative order or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body (including any securities exchange on which the Company’s securities are listed for trading) having jurisdiction over the Company; (vii) sufficient shares of Common Stock or Preferred Stock, as applicable, will be authorized for issuance under the certificate of formation of the Company that have not otherwise been issued or reserved for issuance and the consideration for the issuance and sale of such Common Stock or Preferred Stock established by the Board and provided for in the applicable definitive purchase,
3

underwriting or similar agreement (or, if (A) such Common Stock is issuable upon exchange or conversion of Securities constituting Preferred Stock, the statement filed with the Secretary of State of the State of Texas relating to the designations, preferences, limitations or relative rights therefor; or (B) such Common Stock or Preferred Stock are issuable upon exercise of Securities constituting Warrants, the applicable Warrant Agreement therefor) will not be less than the par value of such Common Stock or Preferred Stock, as applicable; (viii) if (a) such Securities constitute Common Stock issuable upon exchange or conversion of Securities constituting Preferred Stock, the action with respect to such Preferred Stock referred to in paragraph 2 above will have been taken, or (b) such Securities constitute Common Stock or Preferred Stock issuable upon exercise of Securities constituting Warrants, the Company has taken all necessary action to authorize and approve the issuance of such Warrants, the terms of the offering thereof and related matters and such Warrants have been duly executed, countersigned, issued and delivered in accordance with the terms of the applicable Warrant Agreement and such authorization and approval related to such Warrants and the terms of the applicable definitive purchase, underwriting or similar agreement, against payment (or delivery) of the consideration therefor provided for therein; and (ix) if such Securities constitute Preferred Stock that is exchangeable for or convertible into Securities constituting Common Stock, the Company will have taken all necessary action to authorize and approve the issuance of such Common Stock upon exchange or conversion of such Preferred Stock, the terms of such exchange or conversion and related matters and to reserve such Common Stock for issuance upon such exchange or conversion.

(B)	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Business Organizations Code of the State of Texas (the “TBOC”). As used herein, the term “TBOC” includes the statutory provisions contained therein and all applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws.
(C)	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.
4

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, LLP

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.